Exhibit 12           Computation of Ratio of Earnings to Fixed Charges

                                                                                           Six Months Ended
                                                   Year Ended December 31,                     June 30,
                                     ---------------------------------------------------   ------------------
                                      1993       1994       1995       1996       1997      1997       1998
                                     -------    -------    -------    -------    -------   -------    -------
RATIO OF EARNINGS TO FIXED CHARGES

     Pre-tax income (loss) from
       continuing operations         $(5,063)   $(1,299)   $(1,577)   $  (450)   $   192   $  (113)   $(1,848)

     Fixed charges:
       Interest expense                  105        668        936      1,173      1,190       546      2,432
       Allocation of operating
         lease costs to interest          38         67         79         84        200        57        158
       Amortization of deferred
         loan fees                        --         --         --         --        (a)       (a)        (a)
                                     -------    -------    -------    -------    -------   -------    -------
         Total fixed charges             143        735      1,015      1,257      1,390       603      2,590
                                     -------    -------    -------    -------    -------   -------    -------

     Earnings before income taxes
       and fixed charges             $(4,920)   $  (564)   $  (562)   $   807    $ 1,582   $   490    $   742
                                     =======    =======    =======    =======    =======   =======    =======

     Ratio of earnings to
       fixed charges                      --         --         --         --        1.1        --         --
                                     =======    =======    =======    =======    =======   =======    =======

     Insufficient coverage           $ 5,063    $ 1,299    $ 1,577    $   450              $   113    $ 1,848
                                     =======    =======    =======    =======              =======    =======

     (a) Amortization of deferred loan fees included in interest expense.


PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
     Earnings before income taxes
       and fixed charges, as above                                               $ 1,582              $   742

     Fixed charges, as above                                                       1,390                2,590

     Pro forma adjustments:
       Estimated net increase in
         interest expense from
         refinancing (b)                                                          1,135                 1,288


       Estimated decrease in interest
         expense from pay-down of debt                                                --                 (468)
                                                                                 -------              -------
     Total pro forma fixed charges                                               $ 2,525              $ 3,410
                                                                                 =======              =======

     Pro forma ratio of earnings to
       fixed charges                                                                 --                   --
                                                                                 =======              =======

     Insufficient coverage                                                       $   943              $ 2,668

     (b)    Includes amortization of deferred loan fees